Exhibit 5.2

August 19, 2014

Board of Directors
WaferGen Bio-systems, Inc.
7400 Paseo Padre Parkway
Fremont, California 94555

Ladies and Gentlemen:

We have acted as counsel to Wafergen Bio-systems, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-196328) originally filed with the Securities and Exchange Commission by the Company on May 28, 2014 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the proposed issuance and sale by the Company of (i) units with a proposed maximum aggregate offering price of $23,000,000, consisting of shares of the Company’s common stock, $.001 par value per share (“Common Stock”), and warrants substantially in the form filed as an exhibit to the Registration Statement (“Warrants”) and (ii) shares of Common Stock issuable upon exercise of the Warrants with a proposed maximum aggregate offering price of up to $23,000,000.  The Securities are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company and Ladenburg Thalmann & Co., Inc. on behalf of themselves and as representative to the several underwriters to be named therein.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering that opinion, we have examined the Registration Statement, the Underwriting Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended through the date hereof, the Company’s By-laws, as amended through the date hereof, and resolutions adopted by the Board of Directors of the Company relating to the Registration Statement.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind.  We have further assumed that the Company does not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to exercise of the Warrants.  We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value.  We have not verified any of those assumptions.

WaferGen Bio-systems, Inc.
August 19, 2014

Our opinion set forth below is limited to the law of the State of New York.

Based upon and subject to the foregoing, the Warrants, when issued and paid for in accordance with the terms of the Underwriting Agreement and when duly executed and delivered by the Company, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity (whether applied by a court of law or equity).

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Registration Statement.  We also consent to the reference to our firm in the related Prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP

K&L Gates LLP